Exhibit 99.1
Erie Indemnity Reports First Quarter 2006 Results

Erie, Pa., May 3, 2006 — Erie Indemnity Company (NASDAQ: ERIE) today announced results for the first quarter 2006, including the following highlighted information:

•	Net income decreased by 14.4 percent to $49.5 million, from $57.8 million at March 31, 2005, due to modest growth in management fee revenue which was outpaced by the growth in the cost of management operations.

•	Net income per share decreased to $.73 per share, compared to $.83 per share in the comparable quarter for 2005.

•	Management fee revenue grew by 1.1 percent to $232.9 million, up from $230.4 million for the same period one year ago.

•	The Property and Casualty Group’s direct written premium declined 3.0 percent to $942.8 million at March 31, 2006, from $971.8 million at March 31, 2005. New written premium in the first quarter of 2006 increased 3.3 percent over 2005 results.

•	The Property and Casualty Group’s adjusted statutory combined ratio for the first quarter 2006, which removes the profit portion of the management fee earned by the Company, was 82.3 percent, compared to 81.4 percent a year earlier.

•	The Company’s reported GAAP combined ratio was 86.5 percent for the first quarter of 2006 versus 88.4 percent for the same quarter in 2005, yielding an underwriting gain of $7.3 million for the first quarter 2006 compared to an underwriting gain of $6.2 million in the first quarter of 2005.

“There were several favorable indications during the first quarter that suggest our strategy is beginning to take hold,” noted Jeffrey A. Ludrof, president and chief executive officer of Erie Indemnity Company. “Our rate interactions began to favorably impact business growth, with slight improvement in our total number of policies in force and retention ratio and an increase in new written premium. We have also sustained our favorable underwriting profitability trend as the GAAP combined ratio of the Erie Indemnity Company reported an underwriting gain from insurance underwriting operations of $7.3 million for the quarter. These are all positive steps, but there is still much work to be done.”

“Our business model is predicated upon being a low-cost insurance provider,” Mr. Ludrof added. “This has been historically a distinct competitive advantage for us, enabling ERIE to pass competitive rates onto our Policyholders. While enhancing our competitive position we are also focusing on cost management, boosting employee productivity and managing expenses. Our goal for 2006 is to hold non-commission operating expenses to an increase of 6 percent over 2005 for the entire ERIE group of companies. In Erie Indemnity Company our goal is to limit our increase in non-commission expenses over last year to 9 percent.”

Details of First Quarter 2006 Results — Segment Basis

Management operations
Management fee revenue increased by 1.1 percent to $232.9 million for the quarter ended March 31, 2006, compared to $230.4 million for the same period one year ago. The higher management fee rate in 2006 of 24.75 percent resulted in $9.4 million more in management fee revenue for the quarter ended March 31, 2006, or an increase in net income of $.09 per share-diluted. The management fee rate was 23.75 percent in the first quarter of 2005.

The direct written premiums of the Property and Casualty Group, upon which management fee revenue is calculated, totaled $942.8 million in the first quarter 2006, compared to $971.8 million in the first quarter 2005, a 3.0 percent decline. New written premium increased 3.3 percent, to $86.6 million at March 31, 2006 compared to $83.8 million at March 31, 2005. Year-over-year policies in force increased 0.1 percent at March 31, 2006.

The year-over-year average written premium per policy declined by 2.1 percent to $1,044 at March 31, 2006, as compared to $1,066 at March 31, 2005. The decline is a result of rate reductions and several new rate interactions, including segmented pricing, a safe driver discount, a new multi-policy discount associated with life insurance purchases and a new payment plan discount. Year-over-year personal lines premium decreased 4.5 percent, while commercial lines remained flat at March 31, 2006. The year-over-year policy retention rate improved to 88.8 percent at March 31, 2006, from 88.3 percent at March 31, 2005.

Pricing actions and estimates approved, filed and contemplated for filing during 2006 are anticipated to reduce direct written premiums by $114.6 million, of which approximately $26.8 million occurred in the first quarter of 2006. Included in the total 2006 reduced premiums is $35.3 million related to the carryover impact of pricing actions approved and effective in 2005. These pricing actions are being implemented to further enhance the competitive position of ERIE products.

The cost of management operations increased 9.1 percent to $193.8 million in the first quarter of 2006, from $177.7 million for the same period in 2005. Commission costs increased 6.3 percent to $134.1 million, from $126.2 million in the first quarter 2005. An increase in agent bonus expense of $9.5 million resulting from the improvements in underwriting profitability impacted commission costs for the first quarter of 2006.

First quarter costs of management operations within Erie Indemnity Company, excluding commissions, increased 15.9 percent to $59.7 million in 2006 from $51.5 million in 2005. Personnel costs increased 15.3 percent as a result of higher average pay rates and higher estimates of future payouts for management incentive plans that were influenced by the significant improvement in the Company’s underwriting profitability over the past three years. The cost of using insurance scoring on all new and renewal business also impacted other operating costs and totaled $1.0 million in the first quarter of 2006 compared to $0.5 million in the first quarter of 2005. Insurance scoring was initially used for pricing purposes in March 2005 for new business and in April 2005 for renewal business. The first quarter of 2006 includes a full quarter’s expense for insurance scoring on new and renewal business.

Maintaining a low-cost position within the industry is essential to enhancing ERIE’s competitiveness, remaining attractive to the Company’s agency distribution system and producing revenue growth. The Company has developed a plan to control non-commission expense levels of the ERIE Group of companies in 2006 to a 6.0 percent increase over 2005 operating expense. For the Company that translates to an increase in non-commission management expenses of 9.0 percent. The Company’s cost management plan calls for a strategic review of functional expenses and for balancing workforce requirements with business needs.

Insurance underwriting operations
The Company’s insurance underwriting operations recorded gains of $7.3 million in the first quarter of 2006 compared to $6.2 million in the first quarter of 2005. The Company’s share of catastrophe losses totaled $0.3 million for the three-month periods ended March 31, 2006 and 2005. The GAAP combined ratio for the Company in the first quarter 2006 was 86.5 compared to 88.4 for the same period in 2005.

The adjusted statutory combined ratio for the Property and Casualty Group for the first quarter 2006 was 82.3, compared to 81.4 for the first quarter 2005. Continued favorable development of losses on prior years, excluding salvage and subrogation recoveries, improved the Group’s combined ratio by 7.9 points in the first quarter of 2006 and 4.9 points in the first quarter of 2005. The first quarter of the year typically has the lowest non-catastrophe loss results of the year. Catastrophe losses incurred by the Property and Casualty Group were not significant and therefore the lower claim volume, coupled with improving underwriting, resulted in seasonally low losses for the quarter ended March 31, 2006. Underwriting losses are seasonally higher in the second and fourth quarters and as a consequence, the Company’s property/casualty combined ratio generally increases as the year progresses. In the first quarter of 2006, the Company’s share of the reduction to incurred but not reported reserves related to seasonality adjustments was $2.3 million, compared to $2.7 million in the first quarter of 2005. Catastrophe losses resulted in a 0.6 point increase in the first quarter statutory combined ratio of the Property and Casualty Group compared to 0.5 points in catastrophe losses for the same period in 2005. These first quarter amounts are below the Property and Casualty Group’s historical norm for catastrophe losses. The ten year historical average of catastrophe losses has contributed 3.0 percentage points to the Group’s statutory combined ratio on an annual basis.

In April the Company announced it would cease development of ERIEConnection, a personal lines policy administration and Web-based agency interface system. As a result, the Company incurred a charge to net income of about $1.3 million or $.02 per share in the quarter ended March 31, 2006. The Company is now focusing on a strategy to surround current personal lines policy systems with component based enhancements for policy management and agency interface, while continuing plans to begin deployment of a Web-based system on a pilot basis for commercial lines business in May.

The statutory combined ratio for the Property and Casualty Group included 4 points in the first quarter of 2006 from writing off the ERIEConnection assets.

Investment operations
Net revenue from investment operations for the first quarter of 2006 reflects a decrease of 9.9 percent to $20.6 million, compared to $22.8 million for the same period in 2005.
Net realized gains on investments of $0.8 million were recorded during the first quarter 2006 compared to net realized gains of $5.5 million for the first quarter 2005. Net realized gains on investments included impairment charges of $.9 million on fixed maturities and $1.1 million on equity securities in the first quarter of 2006. In the first quarter of 2005, impairment charges of $1.4 million were recorded on fixed maturities and $0.1 million on equity securities. Equity in earnings of limited partnerships was $4.1 million and $2.1 million for the quarters ended March 31, 2006 and 2005, respectively. Private equity and mezzanine debt limited partnerships generated earnings of $2.0 million and $1.1 million for the three months ended March 31, 2006 and 2005, respectively. Real estate limited partnerships generated earnings of $1.5 million and $1.0 million in the first quarters of 2006 and 2005, respectively. Market value adjustments contributed $0.6 million to the total earnings of limited partnerships in the first quarter of 2006. The Company’s earnings from its 21.6 percent equity ownership of Erie Family Life totaled $0.7 million for the first quarter of 2006 compared to $0.8 million in the first quarter 2005.

As part of its capital management activities, the Exchange has undertaken an offer to acquire the balance of Erie Family Life’s common stock at $32.00 per share in cash during the second quarter of 2006. The Exchange currently owns 53.5% of the outstanding common stock of EFL. The aggregate consideration for the outstanding EFL shares would be approximately $75 million. The Exchange intends to complete the transaction as soon as practicable. The Company’s 21.6% stake in EFL will be unaffected by this transaction.

Dividends paid to shareholders totaled $22.2 million in the first quarter of 2006 and $20.6 million in the first quarter of 2005.

During the first quarter of 2006, the Company repurchased 772,447 shares of its outstanding Class A common stock in conjunction with the stock repurchase plan that was authorized in December 2003. The shares were purchased at a total cost of $40.7 million. The plan allows the Company to repurchase up to $250 million of its outstanding Class A common stock through December 31, 2006. In February 2006, the Company’s Board approved a continuation of the current stock program, allowing the Company to repurchase an additional $250 million of its Class A common stock through December 31, 2009. At March 31, 2006 a total of $306 million repurchase authority remains.

Additionally, subsequent to quarter end, on May 1, 2006 the Company entered into a definitive agreement with Black Interests Limited Partnership to repurchase 1,844,604 shares of Class A non-voting common stock of the Company (which included 260 shares of Class B voting stock required to be converted into 624,000 non-voting shares) for $106,000,000 under the Company’s previously authorized share repurchase program. The shares were purchased in a privately negotiated transaction between the Company and Black Interests Limited Partnership. The 260 shares of class B voting stock represent 9.2 percent of the outstanding Class B voting stock of the Company.

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 15th largest automobile insurer in the United States based on direct premiums written and the 22nd largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has almost 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 421 on the FORTUNE 500 and Erie Indemnity Company is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.

News releases and more information about Erie Insurance Group are available at <http://www.erieinsurance.com>

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. These statements include certain discussions relating to management fee revenue, cost of management operations, underwriting, premium and investment income volume, business strategies, profitability and business relationships and the Company’s other business activities during 2006 and beyond. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions. These forward-looking statements reflect the Company’s current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict.